Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2015 RESULTS

Total Sales Increased 21.6%

Comparable Sales Increased 11.4%

Diluted EPS Increased 35.1% to $1.04

Bolingbrook, IL – May 28, 2015 – ULTA Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period ended May 2, 2015 (“First Quarter”), which compares to the same period ended May 3, 2014.

“The ULTA Beauty team delivered an excellent start to 2015, with better than expected sales and earnings growth in the first quarter,” said Mary Dillon, Chief Executive Officer. “We achieved our best comparable sales growth since 2011, driven by strong traffic growth in both retail and e-commerce, market share gains across all categories, and continued successful execution of our marketing strategies. We also drove significant operating margin expansion, with a healthy balance of product margin improvement and marketing and payroll expense leverage.”

For the First Quarter

•	Net sales increased 21.6% to $868.1 million from $713.8 million in the first quarter of fiscal 2014;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 11.4% compared to an increase of 8.7% in the first quarter of fiscal 2014. The 11.4% same store sales increase was driven by 7.2% growth in transactions and 4.2% growth in average ticket;

•	Retail comparable sales increased 9.7%, including salon comparable sales growth of 10.3%;

•	Salon sales increased 20.5% to $51.3 million from $42.6 million in the first quarter of fiscal 2014;

•	E-commerce sales grew 49.8% to $44.0 million from $29.4 million in the first quarter of fiscal 2014, representing 170 basis points of the total company comparable store sales increase of 11.4%;

•	Gross profit increased 40 basis points to 34.9% from 34.5% in the first quarter of fiscal 2014;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 60 basis points to 22.2% compared to 22.8% in the first quarter of 2014;

•	Pre-opening expenses increased to $3.1 million, compared to $2.6 million in the first quarter of fiscal 2014. Real estate activity in the first quarter of fiscal 2015 included 24 new stores and one relocation compared to 21 new stores in the first quarter of fiscal 2014;

•	Operating income increased 33.0% to $107.6 million, or 12.4% of net sales, compared to $80.9 million, or 11.3% of net sales, in the first quarter of fiscal 2014;

•	Net income increased 34.0% to $66.9 million compared to $50.0 million in the first quarter of fiscal 2014; and

•	Income per diluted share increased 35.1% to $1.04 compared to $0.77 in the first quarter of fiscal 2014.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the first quarter of fiscal 2015 totaled $662.9 million, compared to $531.4 million at the end of the first quarter of fiscal 2014, representing an increase of $131.5 million. This increase was driven by 101 net new stores as well as new brand additions. Average inventory per store increased 8.9% for the first quarter of fiscal 2015, compared to the first quarter of fiscal 2014. This increase was primarily driven by investments in inventory to ensure high in-stock levels to support strong sales growth, inventory for new brands and incremental inventory for in-store prestige brand boutiques.

The Company generated $12 million of free cash flow in the first quarter of fiscal 2015, compared to $35 million in the first quarter of fiscal 2014 and ended the first quarter of fiscal 2015 with $536 million in cash and short-term investments. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

Share Repurchase Program

During the first quarter, the Company repurchased 192,422 shares of its stock at a cost of approximately $28 million under its 10b5-1 plan. As of May 2, 2015, $332.1 million remained available under the $400 million share repurchase program.

Store Expansion

During the first quarter, the Company opened 24 stores located in Adrian, MI; Anchorage, AK; Auburn, CA; Aurora, CO; Cupertino, CA; Denham Springs, LA; Fairbanks, AK; Grafton, WI; Henderson, NV; Knoxville, TN; Lake Charles, LA; Lewisville, TX; New Orleans, LA; Pikeville, KY; San Antonio, TX; San Diego, CA; San Leandro, CA; Schenectady, NY; Scranton, PA; Sebring, FL; St. Louis Park, MN; Texarkana, TX; Tulsa, OK and Westwood, MA. In addition, the Company closed one store. The Company ended the first quarter with 797 stores and square footage of 8,425,381, representing a 14% increase in square footage compared to the first quarter of fiscal 2014.

Outlook

For the second quarter of fiscal 2015, the Company currently expects net sales in the range of $854 million to $868 million, compared to actual net sales of $734.2 million in the second quarter of fiscal 2014. Comparable sales for the second quarter of 2015, including e-commerce sales, are expected to increase 7% to 9%. The Company reported a comparable sales increase of 9.6% in the second quarter of 2014.

Income per diluted share for the second quarter of fiscal 2015 is estimated to be in the range of $1.07 to $1.12. This compares to income per diluted share for the second quarter of fiscal 2014 of $0.94.

The Company is updating its previously announced fiscal 2015 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 7% to 9%, including the impact of the e-commerce business, compared to previous guidance of 6% to 8%;

•	increase total sales in the mid to high teens percentage range;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 13% with the opening of 100 net new stores;

•	remodel four locations;

•	deliver earnings per share growth at the high end of its previous guidance of 15% to 17%, including planned supply chain and system investments, excluding the $0.02 non-recurring tax benefit in Q4 of 2014, and assuming continued share repurchases to offset dilution; and

•	incur capital expenditures in the $300 million range in fiscal 2015, compared to $249 million in fiscal 2014.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 28, 2015, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 11, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13610251.

About ULTA Beauty

ULTA Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store 25 years ago, ULTA Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including ULTA Beauty’s own private label. ULTA Beauty also offers a full-service salon in every store featuring hair, skin and brow services. ULTA Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of May 2, 2015 ULTA Beauty operates 797 retail stores across 48 states and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; customer acceptance of our rewards program and technological and marketing initiatives; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; our ability to sustain our growth plans and successfully implement our long-range financial and strategic plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 2,		May 3,
	2015		2014
	(Unaudited)		(Unaudited)
Net sales	$868,122	100.0%	$713,770	100.0%
Cost of sales	564,938	65.1%	467,817	65.5%

Gross profit	303,184	34.9%	245,953	34.5%

Selling, general and administrative expenses	192,485	22.2%	162,443	22.8%
Pre-opening expenses	3,117	0.4%	2,629	0.4%

Operating income	107,582	12.4%	80,881	11.3%
Interest income, net	(311)	0.0%	(200)	0.0%

Income before income taxes	107,893	12.4%	81,081	11.4%
Income tax expense	40,947	4.7%	31,128	4.4%

Net income	$66,946	7.7%	$49,953	7.0%

Net income per common share:
Basic	$1.04		$0.78
Diluted	$1.04		$0.77

Weighted average common shares outstanding:
Basic	64,180		64,273
Diluted	64,555		64,607

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 2, 2015	January 31, 2015	May 3, 2014

	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$386,007	$389,149	$456,709
Short-term investments	150,209	150,209	—
Receivables, net	43,558	52,440	26,722
Merchandise inventories, net	662,936	581,229	531,427
Prepaid expenses and other current assets	61,725	66,548	53,391
Deferred income taxes	20,766	20,780	22,241

Total current assets	1,325,201	1,260,355	1,090,490

Property and equipment, net	744,665	717,159	603,933
Deferred compensation plan assets	8,085	5,656	4,802

Total assets	$2,077,951	$1,983,170	$1,699,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$209,509	$190,778	$184,148
Accrued liabilities	139,284	149,412	90,343
Accrued income taxes	34,871	19,404	27,928

Total current liabilities	383,664	359,594	302,419

Deferred rent	305,355	294,127	264,679
Deferred income taxes	75,135	74,498	67,019
Other long-term liabilities	10,812	7,442	5,352

Total liabilities	774,966	735,661	639,469

Commitments and contingencies

Total stockholders’ equity	1,302,985	1,247,509	1,059,756

Total liabilities and stockholders’ equity	$2,077,951	$1,983,170	$1,699,225

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 2, 2015	May 3, 2014

	(Unaudited)
Operating activities
Net income	$66,946	$49,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,967	30,473
Deferred income taxes	651	306
Non-cash stock compensation charges	3,342	4,063
Excess tax benefits from stock-based compensation	(4,003)	(901)
Loss on disposal of property and equipment	1,121	874
Change in operating assets and liabilities:
Receivables	8,882	20,327
Merchandise inventories	(81,707)	(73,494)
Prepaid expenses and other current assets	4,823	2,602
Income taxes	19,470	13,480
Accounts payable	18,731	35,866
Accrued liabilities	(20,100)	(13,275)
Deferred rent	11,228	3,049
Other assets and liabilities	941	370

Net cash provided by operating activities	68,292	73,693

Investing activities
Purchases of property and equipment	(56,622)	(39,106)

Net cash used in investing activities	(56,622)	(39,106)

Financing activities
Repurchase of common shares	(27,956)	—
Stock options exercised	10,154	2,998
Excess tax benefits from stock-based compensation	4,003	901
Purchase of treasury shares	(1,013)	(1,253)

Net cash (used in) provided by financing activities	(14,812)	2,646

Net (decrease) increase in cash and cash equivalents	(3,142)	37,233
Cash and cash equivalents at beginning of period	389,149	419,476

Cash and cash equivalents at end of period	$386,007	$456,709

.

Exhibit 4

2015 Store Expansion

Fiscal 2015	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	774	24	1	797

Fiscal 2015	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	8,182,404	253,429	10,452	8,425,381